UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 1, 2016

Acorda Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50513	13-3831168
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

	420 Saw Mill River Road, Ardsley, NY	10502
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 347-4300

Not Applicable
Former name or former address, if changed since last report

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

On June 1, 2016, Acorda Therapeutics, Inc. (the “Company” and “we,” “us” or “our”) and certain of its subsidiaries entered into a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as the sole initial lender and the administrative agent for the lenders (the “Administrative Agent”).

The Credit Agreement provides the Company with a three-year senior secured revolving credit facility in the maximum amount of $60 million.  Availability under the facility is subject to a borrowing base, which is based on eligible accounts receivable, inventory and equipment of the Company and certain of its U.S. subsidiaries, after adjusting for customary factors that are subject to modification from time to time by the Administrative Agent at its discretion (not to be exercised unreasonably).  Based on our eligible accounts receivable and inventory and other components of the borrowing base at the closing, the initial availability under the facility is approximately $58 million.

Amounts drawn under the facility will bear interest, at our option, at (i) an alternate base rate (the highest of (a) the prime rate, (b) the federal funds effective rate or the overnight bank funding rate plus 0.5%, and (c) the LIBO rate (adjusted for statutory reserve requirements for eurocurrency liabilities) plus 1%) plus 1.5%, or (ii) the LIBO rate (adjusted for statutory reserve requirements for eurocurrency liabilities) plus 2.5%.  The facility is subject to an annual commitment fee of either 0.375% or 0.50%, depending on the amounts already drawn under the facility.

Our obligations under the facility are guaranteed by our U.S. subsidiaries (other than our U.S. subsidiary of Biotie Therapies Oyj).  Our obligations under the facility and our subsidiaries’ obligations under the related guarantees are secured by first priority security interests in collateral that includes, subject to certain exceptions:

•	U.S. accounts receivable, inventory and manufacturing equipment;
•	equity interests in our U.S. subsidiaries (other than our U.S. subsidiary of Biotie Therapies Oyj) and up to 65% of the voting equity interests of our directly owned foreign subsidiaries; and
•	substantially all other tangible and intangible assets, including equipment, contract rights and intellectual property (other than intellectual property related to Ampyra).

The facility contains certain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to (i) incur additional debt or issue redeemable preferred stock, (ii) pay dividends, repurchase shares or make certain other restricted payments or investments, (iii) incur liens, (iv) sell assets, (v) incur restrictions on future liens and incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us, (vi) enter into affiliate transactions, (vii) engage in sale and leaseback transactions, and (viii) consolidate or merge.  These covenants are subject to significant exceptions and qualifications.  In addition, we will not be permitted to allow our ratio of (a) EBITDA minus Unfinanced Capital Expenditures to (b) Fixed Charges to be less than 1.10 to 1.00 on a trailing four quarter basis as of the end of any fiscal quarter during any period.  “EBITDA”, “Unfinanced Capital Expenditures” and “Fixed Charges” have the meanings given them in the Credit Agreement.

The facility has customary representations and warranties including, as a condition to borrowing, that all such representations and warranties are true and correct, in all material respects, on the date of the borrowing, including representations as to no material adverse effect on our business or financial condition since December 31, 2015.  The facility also has customary defaults, including a cross-default to material indebtedness of the Company and our subsidiaries.  The Administrative Agent may declare any outstanding obligations under the facility immediately due and payable upon the occurrence, and during the continuance, of an event of default.  In addition, any outstanding obligations under the facility will be immediately due and payable in the event that the Company or certain of its subsidiaries become the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law.

JPMorgan Chase Bank, N.A., the administrative agent, collateral agent, lender, agent, sole lead arranger and sole bookrunner under the credit facility described above, has from time to time performed, and may in the future perform, banking, financial advisory and investment banking services for us and our affiliates.

The foregoing description of the Credit Agreement is only a summary and is qualified in its entirety by reference to the full text of the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acorda Therapeutics, Inc.

June 2, 2016	By:	/s/ Michael Rogers
Name: Michael Rogers
Title: Chief Financial Officer